January 13, 2010
Saia, Inc.
11465 Johns Creek Parkway, Suite 400
Johns Creek, Georgia 30097

Re:	Saia, Inc.
Ladies and Gentlemen:
We have acted as special counsel to Saia, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) and the prospectus contained therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the resale of up to 2,310,000 shares of common stock, par value $0.001 per share (the “Shares”) to be offered by the selling stockholders named in the Registration Statement from time to time pursuant to Rule 415 of the rules and regulations promulgated under the Securities Act. The Shares represent shares of the Company’s common stock issued on December 29, 2009 pursuant to Securities Purchase Agreements entered into between the Company and each of selling stockholders (the “Securities Purchase Agreements”) in a transaction exempt from the registration requirements of the Securities Act.
In connection herewith, we have examined:
(i)	the Amended and Restated Certificate of Incorporation of the Company effective as of September 30, 2002;

(ii)	the Amended and Restated By-laws of the Company, as amended July 24, 2008;

(iii)	the Securities Purchase Agreements; and

(iv)	the Registration Statement.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Registration Statement and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact

Saia, Inc.
January 13, 2010

upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Bryan Cave LLP
Bryan Cave LLP